Exhibit 10.16

March 3, 2015
CONFIDENTIAL

Mr. David Smith
Church Lane House
Church Lane
Westley Waterless CB8 0RL
UK

Dear David:

Congratulations on your pending promotion to Corporate Executive Vice President & Chief Financial Officer. In this position, you will be reporting directly to Jim Foster, Chairman, President & CEO.

As previously discussed, effective March 1, 2015, your salary will be increased to £277,300 (or approximately USD $425,000 at current exchange rates). At the time you fully assume your new position responsibilities, your base salary will be increased once more to £305,000 (or approximately USD $470,000 at current exchange rates) unless, in either case, your employment should cease for any reason. Future annual salary increases will accrue to you, dependent upon your performance, beginning in 2016 and will be consistent with the parameters of Charles River's salary administration program at that time.

Your new position is classified as Officer Level 5, which entitles you to continue to participate in the Charles River Executive Incentive Bonus Program (EICP). Your targeted bonus under this program will initially be adjusted to equate to 60% of your base salary and will be increased to 70% upon you fully assuming your new position responsibilities. Your annualized base salary and target bonus percentage, as of December 31, 2015, will be used in computing bonus calculations for the 2015 Plan year. You will have an opportunity to earn up to 250% of your target bonus, subject to the terms and conditions of the EICP program.

You will continue to be eligible to receive an annual stock option grant when Charles River’s Board of Directors authorizes such grants to other members of senior management, consistent with an Executive Vice President salary grade at Officer Level 5. We anticipate making two separate stock awards to you in 2015. The first will be made in February, 2015 at an elevated level in anticipation of your pending promotion with an award value of USD $700,000. A second award with an award value of USD $300,000 will be made to you at the time you fully assume your new position responsibilities.

To assist in your future relocation to the Wilmington, Massachusetts area, Charles River will share in your relocation costs by providing relocation benefits at a level appropriate for your senior executive position. When you are prepared to explore relocation to Massachusetts, we will contract Coldwell Banker Residential Brokerage and Moving Services (CBRB) who will be your single point of coordination for all relocation related services. In order to receive reimbursement for any relocation related items, you must work through our managed relocation program with CBRB. It is expected that your relocation to the Wilmington, Massachusetts area will be completed sometime in 2015 and Mike Mikson is available to facilitate all aspects of your move. If, at the time you are prepared to physically relocate to Massachusetts, your personal circumstances require an interim step, the company will ensure that your relocation package is appropriately adjusted to take into account any temporary housing costs that may be associated with your move.

Additionally, the company agrees to cover the normal and customary costs associated with the sale of your property through the Buyer Value Option (BVO) home sale program (or UK equivalent), managed through our relocation provider (CBRB), or through an equivalent UK program.

The Company will also pay for all reasonable costs associated with the preparation of your personal tax filings, both in the US and the UK, using our selected tax preparation provider, Ernst & Young. This benefit will be provided so long as you are filing in two separate tax jurisdictions. We will also provide all required assistance and pay all

251 Ballardvale Street, Wilmington, Massachusetts 01887_781.222.6000_Fax: 978.694.9504_www.criver.com reasonable costs associated with obtaining any required visas and/or other documentation required in connection with your family’s emigration to the United States.

So that you and your family can familiarize yourselves with the Massachusetts/New Hampshire areas and conduct a home search, Charles River will reimburse you for reasonable airfare and related travel expenses for you and your family (up to three visits this calendar year) until your relocation is completed.

Should you choose to leave the company or be terminated for cause within two (2) years of relocating to the area, you will be required to repay the Company the total relocation costs reimbursed to you. Should such circumstances occur, by signature of this letter you hereby authorize payroll to withhold monies from any compensation payments due you as partial or completed repayment of such relocation expenses. Please note, some relocation expenses are taxable, and will be your responsibility.

If you are in agreement with the terms of employment set forth in this letter, please sign and return one copy of the letter; the second copy is for your personal files. This letter does not constitute an employment contract and you are, at all times, an employee at will.

If I can answer any questions you might have, please feel free to call me at 781-222-6293.

David, again, congratulations on your well-deserved promotion.

Sincerely,
ACKNOWLEDGED:

/s/ David P. Johst_________________    /s/ David R. Smith_______________
David P. Johst
Corporate Executive Vice President,    David Smith
HR, General Counsel & CAO
03/03/2015
Date

251 Ballardvale Street, Wilmington, Massachusetts 01887_781.222.6000_Fax: 978.694.9504_www.criver.com